January 5, 2004

Crowfly. Inc.
220 Williams Street Extension
Mount Pleasant, SC 29464


RE:  CROWFLY, INC. (THE "CORPORATION")
     REGISTRATION STATEMENT ON FORM SB-2 (THE "REGISTRATION STATEMENT")

Gentlemen:

We have acted as special counsel to the Corporation in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), for the registration of up to 64,000,000 shares (the "Shares") of Common Stock of the Corporation.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Corporation's Articles of Incorporation, as amended, the Corporation's Bylaws, as amended, and the minutes and resolutions of the Corporation's Board of Directors and shareholders. We have also made such other investigation as we have deemed appropriate.

Our opinion set forth below is limited to the applicable statutory provisions of Chapter 78, Nevada Revised Statutes as set forth in a standard unofficial compilation, including the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We are not opinion on, and we assume no responsibility for, the applicability to or effect of any of the matters covered herein of any other laws, the laws of any other jurisdiction or the laws of any county, municipality or other political subdivision or any local governmental agency or authority.

Based upon and subject to the foregoing, it is our opinion that the Shares to be sold by the Selling Stockholders (as defined in the Registration Statement) to the public, when issued and sold as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart LLP


KIRKPATRICK & LOCKHART LLP